EXHIBIT 99.1

P.O. Box 25099 Richmond, VA 23260 • phone: (804) 359-9311 • fax (804) 254-3594

PRESS RELEASE

CONTACT	RELEASE
Karen M. L. Whelan	4:30 p.m. Eastern Time
Phone: (804) 359-9311
Fax: (804) 254-3594
Email: investor@universalleaf.com

Universal Corporation Reports Transition Year Earnings

Richmond, VA, May 20, 2004 / PRNEWSWIRE

Allen B. King, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced today that net income for the nine-month period that ended on March 31, 2004, was $99.6 million, or $3.94 per diluted share compared to $79.0 million, or $3.08 per diluted share for the same period last year. Last year’s results included $14.8 million of restructuring charges before taxes, or $9.5 million after taxes ($.37 per diluted share). The charges related to rationalizing U.S. operations. Earnings for the quarter that ended on March 31, 2004, were $27.8 million, or $1.09 per diluted share, compared to $23.8 million, or $.94 per diluted share, for the quarter ended March 31, 2003. Last year’s quarter included $1.3 million in restructuring charges before taxes.

Gross revenues were approximately $684 million and $2.3 billion for the quarter and nine months, respectively, compared to about $594 million and $2.0 billion for the same periods last year. Revenues were higher in all business segments for the nine months. Most of the increase in tobacco segment revenue for the nine months came from larger volumes shipped from South America. During the quarter, tobacco revenues declined due to lower volumes shipped from Africa. The quarter and the nine months benefited from the impact of the stronger euro on translation of revenues from European operations in both tobacco and lumber. In addition, revenues increased in both periods due to the addition of the revenues of JéWé, a producer and distributor of lumber and building products in the Netherlands, acquired in January 2003.

Operations

Tobacco segment earnings increased by 9% to $181.0 million for the nine months, and declined by 3% to $52.4 million in the quarter, compared to the same periods last year. Tobacco operations benefited from larger shipments from South America and processing improvements in the United States despite smaller crops in both areas. The U.S. improvements were due to efficiencies and yield enhancements from a new North Carolina facility and a refurbished Virginia plant. The impact of lower shipments from Africa in the quarter and nine months was partially offset by interest income in Zimbabwe, which increased by $8.8 million in the nine months and $5.7 million in the quarter due to higher interest rates on larger local currency cash balances accumulated because of limitations on uses of those funds. In addition, the Company recorded a charge of $10.8 million, before taxes, to recognize the estimated costs associated with tobacco that did not meet customer requirements. Of that amount, $7.6 million was recorded in the quarter and the nine-month period, and was the primary reason that earnings for the segment were lower

— M O R E —

Universal Corporation

in the quarter. The remaining $3.2 million, along with associated taxes, was deducted directly from retained earnings. Additional discussion of this charge is provided in Note 3 to the Unaudited Consolidated Statements of Income.

U.S. tobacco operations reflected the benefit of a one-time shift in the allocation of fixed factory overhead associated with the change in the Company’s fiscal year end. Universal recognizes its fixed factory overhead expense in the United States in the quarters in which the tobacco is processed. Since processing does not normally occur during the period between April 1 and June 30, the projected overhead expense for that period has historically been allocated to the preceding three quarters of each fiscal year, based on volumes processed. Because of the change in fiscal year end to March 31, the factory overhead expense for the period from April 1 through June 30, 2004, will be reported in fiscal year 2005 results, and will be allocated to the subsequent quarters of that fiscal year. Operating income for each quarter of the nine-month transitional year ended March 31, 2004, reflects this benefit. Had fiscal year 2004 included the estimated fixed factory overhead expense for April 1 through June 30, 2004, tobacco segment operating income would have been $3 million lower for the third quarter and $11 million lower for the nine months. Including the estimated effect of the U.S. fixed factory overhead allocation, pro forma tobacco segment operating earnings were down $4.6 million, or 8.5%, for the quarter and up $3.6 million, or 2.2%, for the nine months. The following table provides data that is comparable to the prior year’s results.

	THREE MONTHS		NINE MONTHS
Periods ended March 31,	2004	2003	2004	2003
(in thousands of dollars)
Tobacco segment operating income, as reported	$52,354	$53,928	$181,046	$166,398
Estimated U.S. overhead allocation	(3,000)	—	(11,000)	—

Pro forma tobacco segment operating income	$49,354	$53,928	$170,046	$166,398

Segment operating income from lumber and building products improved by 46% for the nine months to $24.7 million and nearly 200% in the quarter to $8.9 million. The increases were due to the strength of the euro and the acquisition of JéWé. Throughout the nine-month period, volume, especially in construction supply markets, suffered from the effects of an economic recession in the Netherlands and other European countries. With improvements in the sunflower seeds and rubber businesses, results from the agri-products segment were up slightly in the quarter but down for the nine months, due to disappointing performance by a small nut processor acquired last year.

Change in Fiscal Year End

The Company has changed its fiscal year end from June 30 to March 31. The change allows better matching of reporting periods to crop and operating cycles and the elimination of a three-month reporting lag previously used by most foreign subsidiaries. Reported income includes the results for the nine months ended March 31, 2004. Results for foreign subsidiaries for the three months ended March 31, 2004, which represents the reporting lag, (the “Lag Quarter”) were not reflected in the reported income, but as an addition to retained earnings. Operating income for the Lag Quarter was $25.9 million, the major components of which arose from shipments of African, European, and Oriental tobaccos and from lumber and building product operations. A new currency auction system, sanctioned in Zimbabwe in January 2004, effectively reduced currency rates and caused remeasurement losses on local currency net monetary assets held there. Those remeasurement losses were $10.2 million, and were partially offset by

— M O R E —

Universal Corporation

interest income of $4.4 million on local currency cash balances. Lag Quarter results were also reduced by the $3.2 million charge, related to the claim against tobacco that did not meet customer requirements. Net income for the Lag Quarter was $18.9 million.

Recast pro forma results for the twelve months ended March 31, 2004, which includes the fourth quarter of fiscal year 2003 for domestic operations, would have been approximately $95.8 million, or $3.80 per share. These recast results include charges for restructuring of $5.7 million, and a lawsuit settlement of $12 million recorded in the fourth quarter of 2003. The recast results also include the $10.8 million charge for the customer claim this year. These charges total $28.5 million before taxes, or $17.4 million after taxes ($0.69 per diluted share). The pro forma results have been prepared assuming the U.S. fixed factory overhead expenses in the fourth quarter of fiscal year 2003 were allocated to the following nine months rather than the previous nine months. The table below is presented to reconcile nine-month reported results to the twelve-month recast pro forma results and to provide a basis for comparison with fiscal year 2005, which will end on March 31, 2005.

(in thousands)	Operating income	Net income
Nine months ended March 31, 2004, as reported	$191,626	$99,636
Add:
April 1 to June 30, 2003, consolidated loss of subsidiaries previously reporting on a June 30 year-end	(16,945)	(16,010)
January 1 to March 31, 2004, Lag Quarter results	25,931	18,854

Recast twelve months ended March 31, 2004	$200,612	$102,480

Less: Pro forma adjustment for U.S. factory overhead allocation	10,592	6,726

Recast pro forma information for the twelve months ended March 31, 2004	$190,020	$95,754

Remarks of Mr. King

Mr. King said, “We are pleased with our results for the nine months. Improved efficiencies and volumes were essential to our good operating performance during this period, and we believe that continued improvement in these areas will be critical to our future success. Fiscal year 2005 is shaping up to be a difficult year. Worldwide flue-cured production is forecast to increase by 15%, on the strength of a very large Brazilian crop, and burley crops are expected to be up by more than 6%. Due to adverse weather, however, the Brazilian crop has not produced as much ripe leaf as normal, which will make it difficult to provide all of the leaf qualities and styles needed to meet some customers’ requirements. African leaf volumes will continue to be depressed following the four-year decline in Zimbabwean crops as a result of instability in that country. Although production in Brazil has expanded rapidly to replace that volume, we continue to make significant investments in African countries to provide a more diverse supply base. We expect to see the benefits from these investments in the form of larger volumes of African leaf beginning in fiscal year 2006. U.S. volumes continue to slide, reflecting non-competitive leaf prices and the absence of any meaningful change in the federal tobacco program. Although our recent investments in state-of-the-art U.S. processing facilities are enabling us to operate efficiently in this environment, comparisons in fiscal 2005 will be unfavorably affected by the inclusion of approximately $11 million in first quarter overhead costs, which were not included in fiscal year 2004 results due to the change in the fiscal year end discussed earlier. On a positive note, there are some early indications that economic conditions in Europe that ultimately will affect our lumber operations are improving. We are also seeing

— M O R E —

Universal Corporation

more favorable market conditions for a number of the agricultural products we handle. We remain confident that the Company is well structured to deal with the challenges of our markets and well positioned to capitalize on opportunities in the year ahead.”

Additional information

The Company cautions readers that any forward-looking statements contained herein are based upon management’s current knowledge and assumptions about future events, including anticipated levels of demand for and supply of the Company’s products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; and general economic, political, market, and weather conditions. Lumber and building products earnings are also affected by changes in exchange rates between the U.S. dollar and the euro. Actual results, therefore, could vary from those expected. For more details on factors that could affect expectations, see the Management’s Discussion & Analysis section of the Company’s Annual Report on Form 10-K for the year ended June 30, 2003, as filed with the Securities and Exchange Commission.

At 9:00 a.m. (Eastern Time) on May 21, 2004, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the call will also be available for seven days at this web site or by dialing 888-707-8786.

Universal Corporation is a diversified company with operations in tobacco, lumber, and agri-products. Universal Corporation’s gross revenues for the transitional fiscal year that consisted of the nine months ended on March 31, 2004, were approximately $2.3 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

— M O R E —

Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

Three and Nine Months Ended March 31, 2004 and 2003

(In thousands of dollars, except share and per share data)

	THREE MONTHS		NINE MONTHS
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$683,540	$593,836	$2,271,152	$1,959,690
Costs and expenses
Cost of goods sold	541,318	475,090	1,829,219	1,577,305
Selling, general and administrative expenses	86,747	69,887	250,307	212,028
Restructuring costs	—	1,279	—	14,777

Operating income	55,475	47,580	191,626	155,580
Equity in pretax earnings of unconsolidated affiliates	4,148	5,581	6,044	5,675
Interest expense	11,758	12,029	35,032	34,311

Income before income taxes and other items	47,865	41,132	162,638	126,944
Income taxes	18,011	14,602	59,329	45,065
Minority interests	2,013	2,745	3,673	2,874

Net income	$27,841	$23,785	$99,636	$79,005

Earnings per common share - basic	$1.10	$0.95	$3.97	$3.09

Earnings per common share - diluted	$1.09	$0.94	$3.94	$3.08

Denominator for earnings per share (weighted average shares)
Basic:	25,275,756	25,113,927	25,071,515	25,601,522

Diluted:	25,531,551	25,204,798	25,276,932	25,660,113

Cash dividends declared	$0.39	$0.36	$1.14	$1.06

See accompanying notes.

— M O R E —

Universal Corporation

NOTES

1.	Certain amounts in the prior year’s financial statements have been reclassified to conform to the current year’s presentation.

2.	Segment data (in thousands):

	THREE MONTHS		NINE MONTHS
Periods ended March 31,	2004	2003	2004	2003
(in thousands of dollars)
SALES AND OTHER OPERATING REVENUES
Tobacco	$346,260	$361,200	$1,275,975	$1,218,957
Lumber and building products distribution	200,635	128,916	590,903	412,250
Agri-products	136,645	103,720	404,274	328,483

Consolidated total	$683,540	$593,836	$2,271,152	$1,959,690

OPERATING INCOME
Tobacco	$52,354	$53,928	$181,046	$166,398
Lumber and building products distribution	8,905	3,032	24,692	16,889
Agri-products	2,642	2,580	8,160	8,936

Total segment operating income	63,901	59,540	213,898	192,223
Less:
Corporate expenses	4,278	5,100	16,228	16,191
Restructuring costs	—	1,279	—	14,777
Equity in pretax earnings of unconsolidated affiliates	4,148	5,581	6,044	5,675

Consolidated total	$55,475	$47,580	$191,626	$155,580

	NINE MONTHS
Periods ended March 31,	2004	2003
DEPRECIATION AND AMORTIZATION
Tobacco	$36,333	$30,424
Lumber and building products	10,526	6,034
Agri-products	2,008	1,652

Consolidated total	$48,867	$38,110

	NINE MONTHS
Periods ended March 31,	2004	2003
CAPITAL EXPENDITURES
Tobacco	$56,073	$80,745
Lumber and building products	5,807	5,323
Agri-products	1,363	1,315

Consolidated total	$63,243	$87,383

3.	Contingent liabilities and other matters: Guarantees of bank loans to growers for crop financing and construction of curing barns or other tobacco producing assets are industry practice in Brazil and support the farmers’ production of tobacco there. At March 31, 2004, total exposure under subsidiaries’ guarantees issued for banking facilities of Brazilian farmers was approximately $114.7 million. About 57% of these guarantees expire within one year, and the remainder expire within 5 years.

— M O R E —

Universal Corporation

The Company withholds payments due to the farmer on delivery of tobacco and forwards those payments to the third-party bank. Failure of farmers to deliver sufficient quantities of tobacco to the Company to cover their obligations to third-party banks could result in a liability for the Company; however, in that case, the Company would have recourse against the farmers. The maximum potential amount of future payments that the Company’s subsidiary could be required to make is the face amount, $114.7 million, and any unpaid accrued interest.

Other contingent liabilities total approximately $6.6 million and include bid and performance bonds.

The Company considers the possibility of a material loss on any of the guarantees and other contingencies to be remote, and the accrual recorded for exposure under them was not material at March 31, 2004.

If the political situation in Zimbabwe were to deteriorate significantly, the Company’s ability to recover its assets there could be impaired. The Company’s equity in its net assets of subsidiaries in Zimbabwe was $61.5 million at March 31, 2004.

The Directorate General—Competition of the European Commission (“DG Comp”) is investigating the buying practices of Spanish tobacco processors with the stated aim of determining to what extent the tobacco processing companies have jointly agreed on raw tobacco qualities and prices offered to Spanish tobacco growers. After conducting an investigation, the Company believes that Spanish tobacco processors, including the Company’s Spanish subsidiary, Tabacos Espanoles, S.A. (“TAES”), have jointly agreed to the terms of sale of green tobacco and quantities to be purchased from associations of farmers and have jointly negotiated with those associations. TAES is cooperating fully with the DG Comp in its investigation and believes that there are unusual, mitigating circumstances peculiar to the highly structured market for green tobacco in Spain. Current guidelines allow the DG Comp to assess fines in this case in amounts that would be material to the Company’s earnings. Although the Company expects to be assessed a fine, management is unable to estimate an amount at this time, and no liability has been recorded in the financial statements.

Near the end of the nine-month transition year, a customer of a foreign subsidiary rejected certain shipments of tobacco because they did not meet that customer’s requirements. No sales revenue or profit has been reported on these shipments, which were made during the four months after the subsidiary’s second fiscal quarter. Management has estimated the costs associated with this tobacco, primarily shipping costs. The Company has also written down the inventory to its estimated net realizable value. The Company recorded a charge related to this matter of $10.8 million, before taxes, during the period ended March 31, 2004. Of the charge, $7.6 million is related to shipments delivered in the three months ended December 31, 2003, and is reflected in the income statement for the quarter ended March 31, 2004. The balance of $3.2 million related to shipments delivered in January 2004 and reduced the income of foreign subsidiaries recorded as a direct addition to retained earnings. Management is working with the customer to mitigate the effects of its claim and develop a strategy to meet customer requirements for future crops.

# # #